Exhibit 99.1

For Immediate Release

Lipocine Announces New Appointments to Its Board of Directors

SALT LAKE CITY (January 7, 2014) – Lipocine Inc. (OTCQB/OTCBB: LPCN), a specialty pharmaceutical company, today announced changes to the Company’s Board of Directors, including the appointments of Dr. Stephen Hill, Mr. Jeffrey Fink, and Dr. R. Dana Ono, and the retirements of Chairman Dr. William Higuchi and Mr. Gordhan Patel. Dr. Mahesh Patel, Lipocine President and Chief Executive Officer, has assumed the position of Chairman of the Board and Dr. Higuchi will serve as the Company’s Chief Scientific Advisor.

“We are pleased to welcome Steve, Jeff and Dana to the Lipocine Board,” added Dr. Mahesh Patel, President and CEO of Lipocine. “As the Company advances its late stage pipeline, we believe their combined operations, strategy and finance expertise will be invaluable,” said Dr. Mahesh Patel. “On behalf of Lipocine, I would also like to thank both Dr. Higuchi and Mr. Patel for their tremendous contributions to Lipocine’s growth and success to date.”

Dr. Hill will serve as the lead independent director, chairman of Lipocine’s Compensation Committee of the Board of Directors, and as a member of the Audit Committee. Dr. Hill has significant executive management experience in the therapeutics industry. Dr. Hill currently serves as a director, President and Chief Executive Officer of Targacept Inc. (TRGT). Dr. Hill has over 20 years of industry experience, having served previously as President and Chief Executive Officer of Solvay Pharmaceuticals, Inc., where he led an organization of over 1,200 employees until its acquisition by Abbott Laboratories in 2010, and ArQule, Inc., where he led a successful transition for the company from a fee-for-service discovery chemistry operation to a company with a proprietary clinical-stage pipeline. Prior to ArQule, Dr. Hill held several leadership positions with F. Hoffmann-La Roche Ltd., including global head of clinical development. He is a Fellow of the Royal College of Surgeons of England and holds degrees in medicine and surgery from St. Catherine’s College at Oxford University.

Mr. Fink will serve as chairman of Lipocine’s Audit Committee. Mr. Fink has over 20 years of finance and strategy experience within the life science and healthcare industry. Mr. Fink is currently the managing director of Gambel Oaks Advisors, LLC, a strategic and financial advisory firm dedicated to the life sciences and allied industries. Mr. Fink spent over twenty years in the investment banking industry advising life science clients in the U.S. and Europe on the full range of financing and strategic advisory assignments. He was head of Healthcare Investment Banking for Robert W. Baird & Co. in Chicago until 2007, and prior to that was a partner in the Healthcare Group at Dresdner Kleinwort Wasserstein (the successor firm to Wasserstein Perella) and head of Mergers and Acquisitions for Prudential Vector Healthcare Securities International, Inc., a dedicated biotechnology and life sciences investment bank. Mr. Fink’s advisory clients have included Schering AG, Genentech, Boehringer Ingleheim, F. Hoffman LaRoche, Ltd., the Ares Serrono Group and Celgene Pharmaceuticals. Mr. Fink has been involved in over fifty public and private equity financings, and he has advised on over $3 billion in mergers, acquisitions and strategic alliances. Mr. Fink also serves on the Boards of Navigen, Inc. and Metalosensors. Mr. Fink has an MBA in finance and accounting from the University of Michigan and a BA in economics and business administration from Kalamazoo College.

Dr. Ono will serve as a member of Lipocine’s Compensation Committee and Audit Committee. Dr. Ono brings 30 years of experience managing public and private life science companies. Throughout his career, he has been engaged in strategic planning, product management, technology acquisition, and commercial development for multiple early stage life science companies and has been involved in a number of key advances for the industry. Dr. Ono has founded several biotech companies in the U.S., including IntraImmune Therapies, Inc., a biotechnology company which he sold to Abgenix, Inc. (now Amgen), along with several successful early stage biotech companies in the Boston area. Currently, he is a venture partner at VIMAC Ventures LLC. Dr. Ono received his AB in Earth & Planetary Sciences from The Johns Hopkins University and his AM and PhD in Biology from Harvard University, where he also completed a program in business administration.

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men’s and women’s health using its proprietary drug delivery technologies. Lipocine’s lead product candidate, LPCN 1021, is Phase 3 ready and is targeted to treat symptoms of low testosterone for men in need of testosterone replacement therapy. Additional pipeline candidates include LPCN 1111, a next generation oral testosterone therapy product, and LPCN 1107, which has the potential to become the first oral hydroxyprogesterone caproate product indicated for the prevention of preterm birth.

Forward-Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to the scientific and regulatory status and potential benefits and prospects of Lipocine’s product candidates including LPCN 1021, LPCN 1111 and LPCN 1107 and all statements relating to our belief regarding the potential contributions of our new directors.  Such forward-looking statements also include statements relating to clinical trials and product development.  Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation the risks related to the receipt of regulatory approvals, the results of clinical trials, patient acceptance of Lipocine’s products and other risks detailed in Lipocine’s filings with the U.S. Securities and Exchange Commission, including without limitation its Current Report on Form 8-K as amended, dated July 24, 2013, and its reports on Form 10-Q and other reports on Form 8-K.  Lipocine assumes no obligation to update forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

Email: mb@lipocine.com

Stefan Loren, Ph.D./John Woolford

Phone: (443) 213-0500

sloren@westwicke.com/john.woolford@westwicke.com

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